UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 14, 2016 (April 13, 2016)

SunEdison, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13828 (Commission File Number)	56-1505767 (IRS Employer Identification No.)
13736 Riverport Dr., Maryland Heights, Missouri 63043
(Address of principal executive offices, including zip code)
(314) 770-7300
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
Completion of Investigation by Audit Committee and Independent Directors
As previously disclosed, the Audit Committee of SunEdison, Inc.’s (the “Company”) Board of Directors (the “Board”) had commenced in late 2015, with the aid of independent counsel and accounting and financial advisors, inquiries into the accuracy of the Company’s anticipated financial position previously disclosed to the Board based on allegations made by former executives and current and former employees. On April 13, 2016, the independent members of the Board (the “Independent Directors”), including the members of the Audit Committee, completed the Independent Directors’ evaluation of materials prepared by independent counsel and consultants to the Audit Committee, as well as an analysis of internal records and other information made available by the Company, including further interviews with senior management of the Company. A summary of the findings of the Independent Directors and the remedies adopted by such Independent Directors is set forth below. On April 4, 2016, the Audit Committee accepted the materials reported by its independent counsel and consultants.
Findings of the Independent Directors
The Independent Directors have determined that as of the date of the independent counsel report, there were no identified material misstatements in the Company’s historical financial statements as well as no substantial evidence to support a finding of fraud or willful misconduct of management, other than with respect to the conduct of one former non-executive employee as described below. However, the independent counsel materials identified issues with the Company’s overly optimistic culture and its tone at the top. The Independent Directors also identified several specific issues regarding the Company’s cash forecasting and liquidity management practices, including that:

•	the Company’s cash forecasting efforts lack sufficient controls and processes;

•
certain assumptions underlying the cash forecasts provided to the Board by the Company’s management were overly optimistic and a more fulsome discussion of risks and adjustments with the Board was warranted;

•	the Company’s management has not responded appropriately when forecasted targets were not met; and

•
the Company lacked sufficient controls and processes regarding the Company’s managing of cash flows, including extensions of accounts payable and the use of cash committed for projects, and related disclosures to the Board were not comprehensive or made on a timely basis.

As noted above, the Independent Directors also identified wrongdoing by a former non-executive employee of the Company in connection with negotiations over the termination of the Vivint Solar, Inc. acquisition. The Company terminated the employee promptly after the Company became aware of the wrongdoing.
Remedies Adopted by the Independent Directors
With respect to the Company’s cash forecasting and liquidity management, the Independent Directors will require the implementation of improved cash forecasting systems with the requisite controls to manage, monitor and fully communicate changes in outlook directly to the Board. The Independent Directors will also require management to provide the Board with more transparency regarding cash management practices, including corporate and project-level covenant compliance and handling and tracking of accounts payable, and to ensure assumptions and estimates are made with a reasonable basis and include a detailed discussion of risks and top-down adjustments.

The Independent Directors have further determined that the recent hiring of a chief financial officer designee will act as a remedy, and the Independent Directors recognized the importance of such designee to the evaluation of capabilities and skill sets relevant to forecasting and related matters, including when determining changes in the finance organization. The Independent Directors have also determined to review and alter the Board’s delegations of authority to management, as appropriate, to remedy the above issues. The Independent Directors have determined to emphasize comprehensive training and communications programs as well.
Finally, the Independent Directors have determined to strengthen internal controls at both the enterprise and project level to enhance visibility and control over project status and cash availability, as well as to strengthen legal groups, restructure and strengthen the Company’s financial planning and analysis group, and to replace a departure in its internal audit group.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SunEdison, Inc.
Date:	April 14, 2016	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Secretary